EXHIBIT 99.1

GoPro Appoints Shaz Kahng to Board of Directors

SAN MATEO, Calif., October 12, 2021 – GoPro, Inc. (NASDAQ: GPRO) today announced that Shaz Kahng, a distinguished corporate leader and advisor, has joined GoPro’s Board of Directors.

Ms. Kahng brings a wealth of executive experience to GoPro’s board – her career highlights include holding several leadership roles at Nike, including Global General Manager of Nike Cycling and President/CEO at Lucy Activewear.

“We are excited and fortunate to welcome Shaz Kahng to GoPro’s Board. Her entrepreneurial instincts and experience driving strategy for major consumer brands will most certainly benefit GoPro,” said Nicholas Woodman, GoPro’s founder and CEO.

In addition to her extensive executive experience, Ms. Kahng has served as a strategic advisor for various PE and VC backed startups focused on ecommerce innovation. She is a former board member of OMSignal, a biometric apparel company, and also of Gymboree, where she later served as a board-appointed CEO. Ms. Kahng earned an MBA in Finance and Marketing from the Wharton School and a Bachelor of Science degree in Food Science and Chemistry from Cornell University. Ms. Kahng is currently a Cornell University Council Member.

“I’m proud to be a part of a company like GoPro where its strengths like ingenuity, values, verve and humility are applied to its business daily,” said Kahng. “I look forward to collaborating with Nick Woodman, the board of directors, and the talented GoPro team to help the company reach new heights.”

Ms. Kahng’s appointment became effective on October 11 of this year.

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